                                      10.70

             ASSET PURCHASE AGREEMENT DATED AS OF JANUARY 25, 2002,
              BY AND BETWEEN SCC NEVEADA, INC. AND LSI-NEVADA, LLC

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                January 25, 2002,

                                 by and between

                                SCC NEVADA, INC.

                                       and

                                 LSI-NEVADA, LLC

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is dated as of January 25, 2002, by and between LSI-Nevada, LLC., a California Limited Liability Company ("BUYER"), and SCC Nevada, Inc., a Nevada corporation formerly known as The Green Valley Spectrum Club, Inc. ("SELLER"). Capitalized terms used without definition are defined in Article 11. The parties agree as follows:

                                   BACKGROUND

        A.   Seller owns the assets described in this Agreement; and

        B. Seller desires to sell, and Buyer desires to buy, those assets, on the terms and conditions described below.

                                   ARTICLE 1.
                           PURCHASE AND SALE OF ASSETS

        1.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of Seller's assets and rights, whether tangible or intangible, used in or related to the operation of the health and fitness club commonly known as The Sports Club/LA - Las Vegas and located at 2100 Olympic Boulevard, Henderson, Nevada (the "LAS VEGAS CLUB") or necessary for such operations as presently conducted, except the Excluded Assets (the "ASSETS"). The Assets include the following:

               1.1.1 PERSONAL PROPERTY.

               (a) All furniture, fixtures, equipment and other personal property not included in Inventory (the "EQUIPMENT"), including those items of furniture, fixtures and equipment located at the Las Vegas Club as of December 31, 2001 and listed on SCHEDULE 1.1.1(a);


               (b) All inventory, including those items of inventory located at the Las Vegas Club as of December 31, 2001 and listed on SCHEDULE 1.1.1(b) (collectively, the "INVENTORY").

               1.1.2 PREPAID DUES. All prepaid dues paid by any Member to Seller before the Closing Date if and to the extent that the same relate to any period after the Closing Date.

               1.1.3 PRESALES. All of the funds received by Seller for any pre-sold services or merchandise, including personal training services, massage therapy services and any similar services (other than any initiation fees and any prepaid dues paid by any Member to Seller before the Closing Date if and to the extent such dues relate to any period on or before the Closing Date) that have not been provided by Seller to the purchasing parties as of the Closing Date. A list of such presold services and merchandise, and the prices prepaid for the same, as of December 31, 2001 is set forth on SCHEDULE 1.1.3.

               1.1.4 PROSPECT MATERIALS. All of Seller's sales data and information, customer lists, supplier lists, mailing lists, all past membership agreements in Seller's possession, Membership Agreements, sales leads, and other prospect material.

               1.1.5 BOOKS AND RECORDS. All books and records, files, membership lists, documents, papers and agreements (including those contained in computerized storage media) pertaining to the Assets or the Assumed Liabilities.

               1.1.6 MISCELLANEOUS CONTRACTS. All rights of Seller under any construction warranties and those service contracts and other contracts listed on SCHEDULE 1.1.6.

               1.1.7 MEMBERSHIP AGREEMENTS. All rights of Seller under all Membership Agreements, including renewals, monthly membership fees, receivables and other rights relating to the Membership Agreements.

               1.1.8 TELEPHONE NUMBERS. All local telephone numbers associated with the Las Vegas Club.

               1.1.9 INSURANCE. All insurance proceeds from any insurance provider for any Asset that is destroyed or damaged after the date of this Agreement and before the Closing, or any replacement property or asset acquired for such destroyed or damaged Asset.

               1.1.10 PERMITS. All transferable Permits and equivalent documents.

               1.1.11 REAL PROPERTY. All real property, improvements thereon, appurtenances thereto, rights in connection therewith and interest therein owned by Seller described in the PTR (the "REAL PROPERTY").

               1.1.12 All real property leases, concession agreements or other occupancy agreements of Seller described in SCHEDULE 1.1.12 (the "REAL PROPERTY LEASES"), if any.

               1.1.13 FUTURE ASSETS. All Assets, rights and properties of the type described in this Section 1.1 that Seller acquires between the date of this Agreement and the Closing Date, but excluding merchandise held for resale that is sold after the date of this Agreement in the ordinary course of business.

               1.1.14 INTANGIBLE ASSETS. Any other intangible property now owned by Seller or acquired by Seller between the date hereof and Closing Date, and used at the Las Vegas Club in the use or operation of the Las Vegas Club (including, without limitation, all databases containing membership lists of the Business, client customers and supplier lists, telephone numbers, and those records, plans, specifications, building permits, certificates of occupancy, guarantees, indemnities and warranties used at the Las Vegas Club together with all transferable consents, authorizations, variances, waivers, licenses but excluding the "Excluded Assets.") All such items are collectively referenced as the "Intangible Property." Purchaser acknowledges that Seller's proprietary software is not included in the sale; however, Purchaser shall be allowed to use at the Business Seller's proprietary software for billing and administration for a period of 60 days.

        1.2 ASSETS NOT TRANSFERRED. The following assets, rights and properties of Seller will be retained by Seller (the "EXCLUDED ASSETS").

               1.2.1 REFUND CLAIMS. Rights to or claims for refunds of taxes and other governmental charges for periods ending before the Closing Date and the benefit of net operating loss carry-forwards or other tax credits of Seller. Any refunds or other tax credit for periods beginning before the Closing Date and ending after the Closing date will be allocated to Seller and Buyer pro-rata.

               1.2.2 CASH AND CASH EQUIVALENTS. All cash on hand and cash equivalents as of the Closing Date (including bank accounts and temporary cash investments but excluding from the Excluded Assets any prepaid membership dues or funds received by Seller or any pre-sold services or merchandise if and to the extent that such dues or funds relate to, respectively, any period from and after the Closing Date or to any services or merchandise that have not yet been provided by Seller to the purchasing parties as of the Closing Date).

               1.2.3 INITIATION FEES AND PREPAID DUES. All initiation fees and prepaid dues paid by any Member to Seller before the Closing Date but, in the case of prepaid dues, only if and to the extent that the same relate to any period before the Closing Date.

               1.2.4 ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable, balances due, including balances due under Membership Agreements and other contracts, a list of which as of December 31, 2001 is set forth in
SCHEDULE 1.2.4.

               1.2.5 SELLER'S INTELLECTUAL PROPERTY. Except as set forth in
Section 6.4, all of Seller's intellectual property, including, without limitation, any and all trademarks or service marks, trade names, slogans or other like property that includes the name "Sports Club/Las Vegas".

               1.2.6 DEPOSITS. All deposits, including those utility and security deposits set forth on SCHEDULE 1.2.6.

               1.2.7 EXCLUDED CONTRACTS. The obligations of Seller under and pursuant to those contracts set forth on SCHEDULE 1.2.7.

               1.2.8 MISCELLANEOUS ASSETS. Assets used by Seller or its Affiliates in whole or in part in businesses of Seller or its Affiliates other than the Las Vegas Club (including, without limitation, all training material and operations protocols), all nontransferable Permits and assets relating to Seller's corporate functions (including the corporate charter, taxpayer and other identification numbers, income tax records, seals, minute books and stock transfer books), proprietary computer software, the Inventory of Seller's proprietary vitamins and nutritional products or supplements and any related display cabinets specially designed for such products or supplements, and any Inventory bearing any trademark or tradename of Seller.

        1.3 ASSUMPTION OF CERTAIN LIABILITIES. On the Closing Date, Buyer will assume the following, and only the following, liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

               1.3.1 MEMBERSHIP AGREEMENTS. Seller's obligation to honor and service the Membership Agreements, including, without limitation, any obligation to pay a refund to any Member after the Closing Date; provided, however, that Seller hereby represents and warrants that, to Seller's Knowledge, it is not obligated to pay any Member refunds as of the Closing Date other than those set forth on SCHEDULE 1.3.1.

               1.3.2 LIABILITIES UNDER REAL PROPERTY LEASES, PERMITS AND LICENSES. Seller's obligations under the Real Property Leases and any of the permits or licenses assigned to Buyer at the Closing.

               1.3.3 ASSUMED CONTRACTS . Seller's obligations under those contracts listed in SCHEDULE 1.3.3 (the "Assumed Contracts").

               1.3.4 BARTER, RECIPROCITY OR TRADE OUT AGREEMENTS. Seller's obligations under those barter arrangements, reciprocity agreements and trade out agreements, listed on SCHEDULE 1.3.4.

        1.4 NON-ASSUMPTION OF LIABILITIES. Buyer is not assuming any liability or obligation of Seller or any Affiliate of Seller, of any kind, whether absolute, contingent, accrued or otherwise, known or unknown, and whether arising before or after the Closing Date that is not expressly set forth in this Agreement, including: (a) liabilities for Taxes for any period or portion thereof ending before the Closing Date; (b) liabilities (including any liabilities resulting from unfunded contributions under any employee benefit plan subject to ERISA) for any pension, profit-sharing or welfare benefit plans or arrangement, oral or written, maintained by Seller or its Affiliates; (c) liabilities with respect to any Actions for which Buyer is indemnified pursuant to Section 9.1; or (d) liabilities of Seller to any of its Affiliates.

                                   ARTICLE 2.
                             PURCHASE PRICE/CLOSING

        2.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Assets from Seller, to assume the Assumed Liabilities from Seller and to pay $6,325,000 (the "PURCHASE PRICE") to Seller, all at the Closing.

        2.2 DEPOSIT. Upon execution hereof, Buyer shall pay, or cause to be paid, a total of $250,000 to Seller (the "DEPOSIT"). The Deposit shall not earn interest, except as set forth herein, and shall be credited against the Purchase Price. If the Closing shall fail to occur because of the breach of Buyer under this Agreement, then Seller shall be entitled to retain the Deposit, as liquidated damages and not as a penalty and as Seller's sole remedy; provided, however, that (a) if Seller shall be the prevailing party in any litigation brought by Buyer regarding Seller's retention of the Deposit as liquidated damages, then Seller shall further be entitled to its reasonable attorneys fees and costs, including costs of collection and appeal, and (b) this Section 2.2 shall not limit Buyer's obligations under Section 9.2(b). However, if Closing shall fail to occur for any reason other than Buyer's breach, then Seller shall return the Deposit promptly to Buyer upon Buyer's request therefor at any time after the scheduled date for Closing, or on such sooner date as this transaction is cancelled by Buyer and Seller. If the Deposit is required to be returned to Buyer in accordance with the terms of this Agreement, and is not returned within five business days of the date requested, then Seller shall pay interest on the Deposit at the rate of Ten Percent per annum, compounded monthly. THE PARTIES AGREE THAT THEY HAVE NEGOTIATED WITH REGARD TO THE DETERMINATION OF DAMAGES AND HAVE CONCLUDED THAT, IF CLOSING FAILS TO OCCUR BECAUSE OF THE BREACH OF BUYER UNDER THIS AGREEMENT, THEN IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE THE SELLER'S DAMAGES, THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES IN SUCH EVENT, AND THAT THE SELLER, AS ITS SOLE REMEDY AND NOT AS A PENALTY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY ARE IN EQUAL BARGAINING POSITIONS, ARE SOPHISTICATED IN BUSINESS MATTERS AND WERE

REPRESENTED BY COUNSEL AT ALL TIMES DURING THE NEGOTIATION OF THIS LIQUIDATED DAMAGES PROVISION.

     /s/ Patrick J. O'Brien                   /s/ Rex A. Licklider
---------------------------------        -------------------------------
             Buyer                                   Seller

        2.3    DELIVERIES INTO ESCROW.

               2.3.1 On or before the Closing Date, Seller, shall deposit the following items (collectively, the "SELLER DELIVERY ITEMS") into the Escrow:

               (a) An executed and notarized original of the Deed (sent by Seller directly to Lawyer's Title Company in Nevada for recording upon Closing).

               (b) A certificate of Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations; provided, however, that the timely deposit of such FIRPTA certificate into the Escrow shall not be a condition precedent to Closing but instead shall only result in the Deposit Holder making such withholding and payment from the Purchase Price otherwise payable at Closing to Seller as may be required by law for such failure (sent by Seller directly to Lawyer's Title Company in Nevada).

               2.3.2 On or before the Closing Date, Buyer shall deposit the following items (collectively, the "BUYER DELIVERY ITEMS") into Escrow:

               (a) The Purchase Price (less the Deposit) plus such other monies as may be required to pay Buyer's costs to be paid through the Escrow, including the payment referenced in Section 2.6.2(f).

               2.3.3 On or before the Closing Date, Seller and Buyer shall deposit the following items (collectively, the "JOINT DELIVERY ITEMS") into the
Escrow:

               (a) Four fully executed originals of the Contract Assignment.

               (b) Four fully executed originals of the Lease Assignment.

               (c) Four fully executed originals of the Bill of Sale.

The Seller Delivery Items, the Buyer Delivery Items and the Joint Delivery Items are referred to, collectively, as the "DELIVERY ITEMS".

        2.4 HANDLING OF FUNDS. Purchaser and Seller agree that all sums deposited by Buyer pursuant hereto into the Escrow shall be invested in treasury bills, certificates of deposit, short term money market instruments or bank repurchase contracts in such manner as to make all such sums (and the interest earned thereon) available on the date for Closing. Buyer and Seller hereby instruct Deposit Holder to so invest such sums and to return to Buyer, upon Closing, all sums in excess of those needed to satisfy Buyer's obligations hereunder to Seller. Interest earned thereon shall be for the account of Buyer, and Buyer shall provide Deposit Holder with Buyer's taxpayer identification number for use in opening the Escrow. Any funds to be delivered hereunder shall be immediately available federal funds wire transferred. It shall be Buyer's responsibility to obtain adequate wiring instructions for the Escrow.

        2.5 THE CLOSING. The Closing will take place at the offices of Deposit Holder on January 31, 2002 or on any earlier date designated by Buyer upon no less than five days prior notice (the "CLOSING DATE"); it being agreed that Buyer and Seller shall each use all commercially reasonable efforts to close escrow before January 31, 2002. When all conditions precedent to Closing set forth in Article 7 shall have been satisfied, or Deposit Holder shall have received written instruction from the party or parties, or their respective counsel, for whose benefit any such unsatisfied conditions precedent exist waiving the satisfaction of such conditions precedent, and when each of the parties hereto shall have otherwise instructed Deposit Holder to proceed with the Closing, then Deposit Holder shall take the following actions in the following order:

               2.5.1 Disburse the Purchase Price, net of all proration debits and credits, but subject to Sections 2.7.7 and 2.7.8 and after crediting the Deposit thereto, to Seller in accordance with Seller's instructions.

               2.5.2 Deliver two fully executed original copies of each of the Contract Assignment, Lease Assignment and Bill of Sale to Seller.

               2.5.3 Deliver two fully executed original copies of each of the Contract Assignment and Bill of Sale and one fully executed original of the Lease Assignment to Buyer.

               2.5.4 Record the Lease Assignment and the Deed, and deliver conformed copies of the duly recorded Lease Assignment and the Deed to each of Seller and Buyer.

        2.6    COSTS.

               2.6.1  SELLER COSTS. Seller shall pay the following:

               (a) Costs of obtaining the Title Policy (but without regard to the incremental premium costs of obtaining an ALTA policy of title insurance, rather than a CLTA policy, and the costs of all endorsements thereto).

               (b) One-half of all fees and costs of Deposit Holder.

               (c) Subject to Section 2.6.2(c), all recording fees and charges, intangible taxes and similar costs, relating to the transfer of the Assets pursuant hereto.

               (d) All documentary transfer taxes and fees, real property transfer or gains taxes and governmental transfer fees, if any, payable in connection with the Transaction.

               (e) Subject to the provisions of Section 2.6.2(f), Article 9 and
Section 10.7, Seller's own Transaction Costs and all Transaction Costs (including all legal fees and expenses payable to Seller's counsel) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller (the "SELLER TRANSACTION COSTS").

               2.6.2  BUYER COSTS. Buyer shall pay the following:

               (a) With respect to the Title Policy, the incremental costs of obtaining an ALTA policy of title insurance, rather than a CLTA policy, and the incremental costs of obtaining all endorsements thereto. Buyer shall also pay any costs associated with any lender's policy and the costs of any survey obtained by or on behalf of Buyer.

               (b) One-half of all fees and costs of Deposit Holder.

               (c) All recording fees for the Deed and the Assignment of Leases.

               (d) All sales, use and similar taxes, if any, payable in connection with the Transaction.

               (e) Subject to the provisions of Article 9 and Section 10.7, Buyer's own Transaction Costs and all Transaction Costs (including all legal fees and expenses payable to Buyer's counsel) that have been incurred or that are in the future incurred by, or on behalf of or for the benefit of, Buyer (the "BUYER TRANSACTION COSTS").

               (f) Two Hundred Fifty Thousand Dollars ($250,000) to Seller's legal counsel, Resch Polster Alpert & Berger LLP ("RPAB"), 10390 Santa Monica Blvd., 4th Floor, Los Angeles, CA 90025, to be disbursed by the Deposit Holder to RPAB at Closing in accordance with such instructions as RPAB shall give to the Deposit Holder at such time.

               2.6.3 PURCHASE PRICE ALLOCATION. On or prior to the Closing Date, Buyer and Seller shall agree on an allocation of the Purchase Price and Assumed Liabilities (which liabilities shall be treated as an additional amount paid by Purchaser to Seller) among the Assets (the "ALLOCATION STATEMENT"). The allocation set forth in the Allocation Statement will conform to the requirements of the Treasury Regulations under Section 1060 of the Code. The parties agree to report (on Form 8594 and otherwise) the allocation of the Purchase Price and Seller liabilities in a manner consistent with the Allocation Statement. The allocation prescribed by the Allocation Statement shall be conclusive and binding upon each party for all purposes. No party shall file any tax return or other document with, or make any statement or declaration to, any governmental body if such document, statement or declaration is inconsistent with the allocation prescribed by the Allocation Statement

        2.7    PRORATIONS.

               2.7.1 Seller will be responsible for preparing and filing sales and use tax returns, and Buyer will pay all sales and use tax due, relating to or regarding the transfer of the Assets.

               2.7.2 Except as otherwise hereinafter provided, at and as of Closing, Buyer and Seller shall prorate in cash (i) real property taxes and assessments for the Assets on the basis of the current fiscal year if and to the extent that Seller shall be liable for real property taxes and assessments under the Real Property Leases, (ii) if and to the extent actually paid, rents under the Real Property Leases, (iii) utility and sewer charges, (iv) payments under the Assumed Contracts, (v) operating expenses, and (vi) other items customarily prorated in transactions of this sort. Seller shall give Buyer a credit at Closing in the amount of any deposits under any of the Real Property Leases and shall maintain in place all utilities and other deposits for the benefit of the Buyer; provided that Buyer shall reimburse Seller for any such deposits by means of a credit to Seller, with an offsetting debit to Buyer, in the calculation of the closing prorations. Rents under the Real Property Leases paid after Closing shall be prorated as of Closing.

               2.7.3 No pro ration shall be made for insurance premiums on insurance policies of Seller (none of which Buyer elects to accept and none of which Seller elects to assign), for management fees or for employee salaries, vacations, benefits, bonuses, payroll taxes or other employee costs.

               2.7.4 At and as of the Closing Date, Buyer and the Seller shall proportionately allocate, if and to the extent actually paid, all prepaid items of income, including without limitation monthly dues, dues that have been paid more than one month in advance and gift certificates. Notwithstanding anything to the contrary contained herein, there shall be no proportionate allocation of initiation fees paid and collected in the ordinary course of business or accounts receivable. Membership dues and prepayments collected by Buyer or Seller, as applicable, following the Closing Date from any Member as to whom Seller has an account receivable shall be applied (i) first to such accounts receivable due Seller as of the Closing Date for any periods prior the Closing Date, and (ii) next to Buyer. Any membership dues collected by Buyer from and after the Closing shall be held in trust for the account of Seller and shall be remitted to Seller promptly following 90 days after the Closing Date minus any amounts owed to the Buyer as set forth herein together with an accounting of such membership dues in reasonable detail satisfactory to Buyer. Any membership dues collected by Seller from and after the Closing that are owed to Buyer as set forth herein shall be held in trust for the account of Buyer and shall be promptly remitted to Buyer promptly following 90 days after the Closing Date together with an accounting of such membership dues in reasonable detail satisfactory to Buyer.

               2.7.5 For a period of ninety (90) days following the Closing, Buyer agrees that Buyer shall, in accordance with Buyer's standard practice in conducting and operating clubs such as the Club and on behalf of Seller, attempt to collect any monthly dues under the Member Agreements which are attributable to the period prior to the Closing; provided, however, Buyer shall have no obligation to commence any actions or proceedings or take any further action to collect any such compensation, fees, revenues or income due to Seller hereunder. After the expiration of such 90 day period, Buyer shall return all accounts to Seller, which shall be entitled to take any and all lawfully permitted actions to collect any accounts receivable with respect to any period of time prior to the Closing, provided that it shall not make any statement or take any action which implies that Buyer is undertaking said collection activities.

               2.7.6 If real estate taxes and/or assessments, utility charges or any other item is prorated as of Closing on any basis other than actual amounts charged for the current period, such item or items shall be re-prorated upon determination of such actual amounts, and the party owing funds to the other shall promptly remit such funds to the other; provided, however, that in no event shall Seller be liable for payment of any increase in real estate taxes if and to the extent occasioned by any reassessment of the Real Property as a result of the Transaction. If either party owing funds hereunder to the other does not remit them within 30 days after demand therefor, such funds shall thereafter bear interest at the lesser of 10% per annum and the maximum lawful rate. In all events, the amount of any refund or credit shall be the amount the refund or credit would have been without giving effect to the Transaction.

               2.7.7 The parties shall cooperate so as to reach a reasonable determination of the net pro ration amount to be paid to Seller or Buyer, as the case may be, prior to the Closing; it being agreed, however, that the final calculation of such net pro ration amount shall, in all likelihood, not be capable of being concluded until after Closing, in which case Closing shall occur based on the parties' best estimate of such amount at such time.

               2.7.8 The parties shall further cooperate so as to calculate such net final pro ration amount within 75 days of the Closing. Any disagreement with respect to such final calculation shall be resolved pursuant to binding arbitration in Los Angeles County, California before an independent accountant that shall be mutually agreed upon by the parties. Each party shall bear its own cost and expenses in connection with such arbitration and one-half of the fees and expenses of the arbitrator. Each party shall be entitled to provide the arbitrator with such information as each party shall deem appropriate with respect to the matters to be determined by such arbitrator.

               2.7.9 Final proration of percentage rents, operating expense reimbursements from tenants under Real Property Leases, and similar apportionable items which are dependent for their calculation upon the economic performance of any Person over a specified interval of time shall be accomplished as follows: The parties shall await the expiration of the specified interval to determine the gross rents, gross receipts and other economic performance over the entire interval and then prorate the item by allocating to Seller the product of the rents or other similar apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occur before Closing and the denominator of which is the number of days in the entire specified interval.

               2.7.10 Operating expenses which are payable (or reimbursable) but not yet paid (or reimbursed) by any tenant under any Real Property Lease shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Buyer shall send customary statements for reimbursement of operating expenses and taxes to said tenants after consulting with Seller with respect to appropriate amounts due therefor, and shall remit to Seller, upon receipt, Seller's prorated share thereof, determined as provided above.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents, warrants and agrees that except as set forth on Seller's Disclosure Schedule attached as Exhibit A:

        3.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to operate the Las Vegas Club, to execute and deliver the Transaction Documents and to perform its obligations under those agreements.

        3.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by Seller of the Transaction, have been duly authorized by all necessary corporate action by Seller. This Agreement has been, and each other Transaction Document will be at the Closing, duly executed and delivered by Seller and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        3.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by Seller of the Transaction, will not violate the charter documents or bylaws of Seller or, to Seller's knowledge, (i) violate any Law or Order to which Seller is subject, or
(ii) violate any Material Contract to which Seller is a party or by which Seller or the Assets are bound, or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract, or (iv) result in the creation or imposition of any Lien upon any of the Assets.

        3.4 GOVERNMENTAL APPROVALS/PERMITS. To Seller's Knowledge, Seller does not need any Approval or Order or action of or filing with any Governmental Entity for the execution and delivery by Seller of the Transaction Documents or the consummation by Seller of the Transaction; provided, however, that Seller makes no such representation or warranty with respect to any conditional use permit or other entitlement for the Las Vegas Club. To Seller's Knowledge, Seller has received no written notice of any threatened suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the Las Vegas Club to be operated the suspension, cancellation or termination of which could reasonably be expected to have a material adverse effect on the operations of the Las Vegas Club.

        3.5 MATERIAL CHANGES. To Seller's Knowledge, since September 30, 2001, whether or not in the ordinary course of business, there has not been, occurred or arisen any agreement, condition, action or omission that would be proscribed by (or require consent under) Section 5.2 had it existed, occurred or arisen after the date of this Agreement.

        3.6 CONDITION OF ASSETS. SCHEDULES 1.1.1(a) and 1.1.1(b) each sets forth a true and complete list, in all material respects, of substantially all of, respectively, the Equipment and the Inventory. Seller has good and marketable title to all of the Assets. At Closing, all of the Assets will be free of all Liens, except for Permitted Exceptions.

        3.7 REAL PROPERTY. To Seller's Knowledge, Seller has received no written notice of any violation of any Law or Order with respect to the Real Property or any thereof.

        3.8 REAL PROPERTY LEASES/ASSUMED CONTRACTS. To Seller's Knowledge, no material uncured default (after the expiration of any applicable notice or cure period) exists under any of the Real Property Leases or Assumed Contracts the effect of which could reasonably be expected to have a material adverse effect upon the operations of the Las Vegas Club.

        3.9 REPORT. SCHEDULE 3.9 sets forth a true and complete copy of the Report together with a list of Members whose monthly dues are manually billed and not drafted on EFT and addresses for all Members. Buyer acknowledges that Seller is only obligated to provide a copy of Schedule 3.9 containing Member names, addresses and other contact information on the Closing Date.

        3.10 DUE DILIGENCE MATERIALS. To Seller's Knowledge, the copies of the materials set forth on the attached SCHEDULE 3.10, which copies Seller has previously provided to Buyer and the receipt of which copies Buyer hereby acknowledges, are complete and, in the case of copies of contracts between Seller and any other party, current versions of such contracts. To the actual knowledge of Timothy O'Brien, the chief financial officer of the parent of Seller, all financial information of Seller provided to Buyer are, in all material respects, true and correct as of the date(s) referenced therein.

        3.11 LITIGATION. To Seller's Knowledge, there is no litigation pending, or threatened in writing, against Seller the effect of which could reasonably be expected to have a material adverse effect upon the operations of the Las Vegas Club, as operated on what would otherwise be the Closing Date, if finally determined adversely to Seller. Seller has listed on the attached SCHEDULE 3.11 all pending or threatened litigation which arises out of the operations of the Las Vegas Club.

Seller shall have the right to modify, update and supplement all representations, warranties, exhibits and schedules attached to or delivered in connection with this Agreement through the Closing Date (any such modification, update or supplement, a "MODIFICATION"). Notwithstanding the foregoing, if Seller makes any Modification and if such Modification would be likely to have a material adverse effect upon the Las Vegas Club and/or its operations, then Buyer shall have the right to terminate this Agreement by giving a notice to Seller terminating this Agreement within 5 days of Buyer's receipt of the Modification. If such 5-day period would expire after the date otherwise scheduled for Closing, then the scheduled date for Closing shall be extended accordingly. In the event of any such termination, the Deposit shall be returned promptly to Buyer, and the parties will have no further obligations to each other hereunder, except for Buyer's obligation under Section 9.2(b). Buyer's failure to give any such termination notice to Seller within such 5-day period shall conclusively be deemed to be Buyer's approval of any such Modification. From the date hereof until Closing, if Seller learns of any fact or circumstance which causes, or has a reasonable likelihood of causing, a representation or warranty of Seller's hereunder to be untrue or misleading, Seller shall notify Buyer within five days after Seller learns thereof (but in no event later than Closing).

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents, warrants and agrees that except as set forth on Buyer's Disclosure Schedule attached as Exhibit B:

        4.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a California Limited Liability Company duly organized, validly existing and in good standing under the laws of the state in which it is formed and is duly qualified to do business as a foreign company in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents. Buyer has all requisite power and authority to acquire, own, lease and operate the Assets, to operate the Las Vegas Club after the Closing, to execute and deliver the Transaction

Documents to which it is a party and to perform its obligations under the Transaction Documents.

        4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents of Buyer or, to Buyer's Knowledge, (i) violate any Law or Order to which Buyer is subject,
(ii) violate any material contract to which Buyer is a party or by which Buyer or its properties or assets are bound, or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, or (iv) result in the creation or imposition of any Lien upon any of the properties or assets of Buyer, in each instance, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party.

        4.4 GOVERNMENTAL APPROVALS. To Buyer's Knowledge, no Approval or Order or action of or filing with any Governmental Entity is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transaction.

        4.5 AS IS. All of the Assets are being purchased, and all of the Assumed Liabilities are being assumed, by Buyer on an "AS IS, WHERE IS" basis with all faults and without any representation or warranty, express or implied, whatsoever, other than for those representations and warranties expressly set forth in this Agreement. Buyer is a sophisticated party experienced in acquisitions such as the Transaction and in evaluating assets and liabilities such as the Assets and the Assumed Liabilities. Buyer has conducted, or had the opportunity to conduct, such due diligence regarding the Transaction and the Assets (including, without limitation, regarding the entitlements, title, physical condition, financial results and business prospects for the Las Vegas
Club) as Buyer has deemed appropriate and is satisfied with the results of the same. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that the Purchase Price has been reduced, after negotiation between Buyer and Seller, as a result of Buyer's due diligence.

                                   ARTICLE 5.
                            COVENANTS WITH RESPECT TO
                        CONDUCT OF SELLER BEFORE CLOSING

        5.1 ACCESS. Subject to applicable Law and fiduciary and privacy obligations and Section 6.2, Seller will authorize and permit Buyer and its representatives (including its independent accountants, appraisers and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the operation of the Las Vegas Club, to all of Seller's properties, books, records, permits, plans, membership files, operating instructions and procedures, Tax Returns and all other information with respect to the Las Vegas Club as Buyer may from time to time reasonably request, without any representation or warranty as to, subject to Section 3.10 with respect to financial statements, the accuracy or, subject to Section 3.10 regarding the materials listed on Schedule 3.10, completeness of such information, and to make copies of such documents and to discuss the ownership and operation of the Las Vegas Club with any corporate officer whose principal office is at Seller's corporate headquarters. Notwithstanding the provisions of this Section 5.1 but subject to Section 6.2, upon the execution of this Agreement and payment of the Deposit to Seller, Seller will give Buyer complete names, addresses, phone numbers, position titles, base compensation, bonus, commission and any other incentive compensation plans for all employees and independent contractors at the Las Vegas Club and allow Seller access to such employees and independent contractors and the Las Vegas Club for the purpose of interviewing such employees and independent contractors for future employment with Buyer.

        5.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, Seller covenants and agrees that it will not, without Buyer's prior written consent, which may not be unreasonably withheld: (a) operate the Las Vegas Club in any manner except in the ordinary course (including, without limitation, not make any non-ordinary wage or salary increases or severance packages); or (b) enter into any new Material Contract or take any action that would jeopardize the continuance of its customer relationships; or (c) terminate, amend or fail to renew any existing insurance coverage relating to the Las Vegas Club; or (d) terminate or fail to renew or preserve any Permits or telephone numbers relating to the Las Vegas Club; or (e) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, relating to the Las Vegas Club, to or for the benefit of any director, officer, employee, stockholder or any of their respective Associates or Affiliates; or (f) sell, transfer, mortgage, encumber or otherwise dispose of any material portion of its Assets or liabilities, except (i) for dispositions of merchandise held for resale not material in amount, (ii) in the ordinary course of business or (iii) where such Assets are replaced with Assets of like utility.

        5.3 PERMITS AND APPROVALS. Seller agrees to cooperate and assist Buyer, at no cost to Seller, in Buyer's obtaining, prior to the Closing Date, all Approvals and Permits that may be reasonably requested by Buyer to consummate the Transaction. Buyer will promptly prepare all registrations, filings and applications, requests and notices preliminary to such Approvals and Permits. Seller will use commercially reasonable efforts to enter into a management agreement with Buyer for those activities for which a liquor license would be required, the term of which shall be no longer than 120 days after Closing. The object of the agreement is to allow the Las Vegas Club after the Closing to continue to provide liquor to the patrons in a manner not substantially different from what was offered prior to the Closing Buyer agrees that any such agreement would reimburse Seller for all its costs, include an indemnity agreement by Buyer to fully protect Seller from any of Buyer's activities, and contain other terms reasonable under the circumstances.

        5.4 PRESERVATION OF BUSINESS BEFORE THE CLOSING DATE. From November 12, 2001 through the Closing Date with respect to the Las Vegas Club: (a) Seller will use commercially reasonable efforts to preserve the goodwill of customers, suppliers and others having business relations with Seller; (b) subject to Buyer's prior reasonable written approval, Seller will not make any material changes, when considered in the aggregate, in its billing practices, initiation fees or member dues; and (c) Seller will not accept annual renewals from any existing Member unless that Member's membership expires within 30 days of the renewal payment.

                                   ARTICLE 6.
                         ADDITIONAL CONTINUING COVENANTS

        6.1 NONDISCLOSURE OF PROPRIETARY DATA. If the Closing occurs, neither Seller nor any of its representatives or Affiliates will, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including any customer list, record or financial information) used exclusively in the operation of the Las Vegas Club. In addition, if Closing occurs, then neither Seller nor any of its representatives or Affiliates will make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer, any confidential information concerning the Assets or the Las Vegas Club.

        6.2 CONFIDENTIALITY. If and to the extent such non-public information is not previously lawfully known by the other party or lawfully obtained from independent sources, all non-public information disclosed by any party (or its representatives), whether before or after the date of this Agreement, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Persons other than: (a) as contemplated by this Agreement; (b) as discussed with and among such party's board of directors, senior executive personnel whose principal offices are in the applicable executive office or who are employed by such party at a level of vice president or above or such party's attorneys, accountants, appraisers or other professional advisers; (c) as discussed with and among such party's lender(s), financing source(s), potential lender(s) or potential financing source(s); (d) to the extent that disclosure may otherwise be required by Law or the rules and regulations applicable to companies the shares of whose common stock are listed in the American Stock Exchange; or (e) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party will use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained at the beginning of the first sentence of this Section 6.2, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed. Without limiting the generality of the foregoing, no such non-public information shall be used by the non-disclosing party or any other party for their own benefit, other than in connection with the proposed Transaction, so that, without limitation, neither Buyer nor any such other party shall use any of such confidential information to solicit any of the Members or employees of the Las Vegas Club or otherwise to interfere with the operations of the Las Vegas Club (including, without limitation, to tell any of such Members or employees, except for any employees the early telling of which may be in accordance with Section 5.1, that Buyer will be purchasing the Las Vegas Club). Subject to the immediately preceding sentence and to Seller's prior written approval, not to be unreasonably withheld, of any such communication, Buyer may, from time to time, communicate, but in writing only, with the Members prior to the Closing Date; it being further agreed, however, that Seller shall be solely responsible for transmitting any such written communication to the Members, so as to preserve the confidentiality of the names and addresses of the Members until Closing, and that Buyer shall reimburse Seller (or pay Seller in advance, as Seller may require) for Seller's actual out-of-pocket costs incurred in distributing any such written communications.

        6.3 PUBLIC ANNOUNCEMENTS. Subject to Section 6.2(d), without prior written consent of the other party, neither Seller nor Buyer will make any public announcement regarding the terms of this Agreement or the Transaction prior to the Closing Date.

        6.4 USE OF BUSINESS NAMES BY THE BUYER. Notwithstanding Section 1.2.5, to the extent the trademarks, service marks, brand names or trade, corporate or business names of Seller or of any of its Affiliates are used by the Las Vegas Club on signage, stationery or like materials ("MARKED MATERIALS") at the Closing, Buyer may use or sell such Marked Materials after the Closing for a period of 60 days without altering or modifying such Marked Materials, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but Buyer will not use such trademarks, service marks, brand names or trade, corporate or business names in any other manner.

        6.5 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets remain on the premises transferred to Buyer, then Buyer shall take commercially reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such Excluded Assets remain on the premises, Buyer must exercise the same degree of care as it does with its own property.

        6.6 MEMBERSHIP DATABASE TRANSITION. Upon the Closing and if required by Buyer, Seller and Buyer will, and will cause their respective Affiliates to, cooperate fully in the transition of Seller's Membership database to Buyer's internal database, with a view towards completing such transition within 60 days after the Closing Date, and will provide, or cause to be provided to each other any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, their respective employees; it being further agreed that Seller should not be required to so cooperate after the date occurring 120 days after the Closing Date.

        6.7 EMPLOYEES; INDEPENDENT CONTRACTORS. Buyer will make an effort to interview for employment those employees employed exclusively in the operation of the Las Vegas Club seeking employment with Buyer. At Closing, Seller will terminate or cause to be terminated all employees and independent contractors employed exclusively in the operation of the Las Vegas Club, and Buyer will offer employment to all but 20 or fewer of such employees on an "at will" basis and otherwise at such wage and salary levels as Buyer deems appropriate. Those employees who accept the offers of employment from Buyer are referred to as "EMPLOYEES". From and after the Closing Date, Seller will remain solely responsible for all monies owed any employees or independent contractors if and to the extent relating solely to services provided by such employees or independent contractors in connection with the operation of the Las Vegas Club before the Closing Date, including accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or compensation accrued under any "employee benefit plan" (as defined in ERISA) of Seller or any of its Affiliates.

        6.8 SELLER'S COVENANT NOT TO COMPETE. In consideration of the Purchase Price paid to Seller, Seller agrees as follows:

               6.8.1 RESTRICTIONS ON COMPETITION. Until January 1, 2007, neither Seller nor any of Seller's Affiliates (other than Millennium Partners or its Affiliates if they are or become an Affiliate of Seller) will, directly or indirectly, within either (a) a 10-mile radius of the Las Vegas Club or (b) any location within the greater area of the master planned community of Summerlin, compete with, assist any Person in competing with or acquire an interest in any Person competing with, such club as operated at Closing, whether as an owner, shareholder, member, joint venture, principal, partner, officer, employee, manager, consultant, agent or otherwise; provided, however, that this restriction will not apply to: (a) any physical therapy operation; (b) any retail or consumer product sales; (c) any such interest in a health club facility acquired as part of a purchase and/or development by Millennium Partners of a mixed use project containing either a hotel or for sale residential property; (d) any transaction involving the acquisition of more than just that health club facility, provided that, upon written notice from Buyer, Seller cease operations at that location within sixty (60) days from the date of said notice; (e) any management contract for any health club facility in a hotel or for any health club facility already existing as of the date hereof; (f) any licensing of any intellectual property, and (g) the ownership, use and operation of the real property and business currently known as "The Sporting House Athletic Club" located at 3025 Industrial Road, Las Vegas, Nevada 89109, which is not currently in operation but is intended to be reopened under the name "The Sporting House," as a cocktail lounge/cabaret/adult entertainment/gentlemen's club, provided that said facility is not operated as a health club

               6.8.2 RESTRICTIONS ON SOLICITING MEMBERS. Until January 1, 2007, neither Seller nor any of its Affiliates will directly or indirectly contact any Members of the Las Vegas Club, knowing them to be Members of such club, for the purpose of soliciting or inducing any Member to join any health club facility, provided that this restriction shall not apply to mailing lists purchased by Seller on which Members comprise less than forty percent.

               6.8.3 RESTRICTIONS ON SOLICITING EMPLOYEES. For a period of 180 days following the Closing Date neither Seller nor any of its Affiliates will directly or indirectly induce any Employee to leave such employment or to accept any other employment or position or assist any other Person in hiring any such Employee; provided, however, that Seller and its Affiliates may rehire any Employee if such Employee is the one to approach any of Seller or its Affiliates.

               6.8.4 SEVERABILITY. If this Section 6.8 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement of this Agreement, this Section 6.8 will be limited to the extent required to permit enforcement under those Laws. If, in any Action, a court or arbitrator refuses to enforce any of the separate covenants, then such unenforceable covenant will be deemed eliminated from this Section 6.8 for the purpose of those Actions to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Section 6.8 are ever deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions will be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable Law.

        6.9 FURTHER ASSURANCE. Each party must use commercially reasonable efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part (including Seller's transfer of all telephone numbers) to be performed and fulfilled under this Agreement, so that the transactions contemplated by this Agreement are effected substantially in accordance with its terms as soon as reasonably practicable. Each party must execute, acknowledge and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party reasonably requests to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Without limiting the generality of the foregoing, Seller shall cooperate with the reasonable due diligence requests of any potential lender to Buyer the proceeds of whose loan are to be used, in whole or in part, to fund a portion of the Purchase Price; provided, however, that (i) doing so shall not require Seller to incur any potential liability to such lender, to incur any out-of-pocket expenses it would not otherwise have incurred or to expend anything other than a minimum amount of its managerial time and (ii) the closing of any such Loan shall not be a condition to Buyer's obligations hereunder.

        6.10 REMOVAL OF SIGNAGE. Seller shall not be required to remove any of Seller's internal or external signs from the Las Vegas Club. Buyer shall have until the date occurring 60 days after the Closing Date to remove all of Seller's trademarks and tradenames from all such signage.

        6.11 ELECTRONIC FUNDS TRANSFER TRANSITION. Upon the Closing Date, Seller and Buyer will, and will cause their respective Affiliates to, cooperate fully in the transition of Seller's EFT's as indicated in the Report and check processing activities currently provided by CheckFree to Buyer's internal check processing operations and will provide, or cause to be provided to each other, any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, their respective employees.

                                   ARTICLE 7.
                             CONDITIONS OF PURCHASE

        7.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing will be subject, at the option of each of the parties, to the following conditions:

               7.1.1 NO ORDERS; LEGAL ACTIONS. No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor will any Action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, (a) which prohibits or restricts the Transaction or (b) the effect of which, if and to the extent not covered by insurance, could reasonably be expected to have a material adverse effect the operations of the Las Vegas Club, as operated on what would otherwise be the Closing Date, if finally determined adversely to Seller.

               7.1.2 CONSENTS. All necessary Approvals to the Transaction have been obtained, including, without limitation, the Trustee's Consent and the Comerica Consent, but not including (i) any Approval of Seller's board of directors , (ii) any approval of Buyer's board of directors or (iii) Buyer's having obtained an alcoholic beverage license; it being expressly agreed that the obtaining of any of items (i), (ii) or (iii) shall not be a condition to the Closing.

               7.1.3 DELIVERY ITEMS. All Joint Delivery Items shall have been deposited into the Escrow.

        7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Closing are subject, at the option of Buyer, to the satisfaction or written waiver of each of the following conditions:

               7.2.1 REPRESENTATIONS AND COVENANTS OF SELLER. The representations and warranties of Seller contained in this Agreement must be true in all material respects at the Closing Date with the same effect as though made at the Closing Date (except where such representation and warranty is made as of a date specifically set forth therein); Seller must have (a) in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date and (b) provided Buyer with an accurate update to the Disclosure Schedules as of the Closing Date.

               7.2.2 NO DAMAGE OR DESTRUCTION. There shall have been no damage to the Assets caused by fire or other casualty that would cost One Hundred Thousand Dollars ($100,000) or more to repair. If such damage shall occur, then Buyer may elect to terminate this Agreement as set forth in Sections 8.1.2; it being agreed that the occurrence of any such damage shall require Seller to issue a Modification to Buyer, as set forth at the end of Section 3. If Buyer does not so elect to terminate its obligations under this Agreement within 5 days of Buyer's receipt of such Modification, or if the loss or casualty would cost less than One Hundred Thousand Dollars ($100,000) to repair, the Closing shall take place as provided herein, and Buyer shall receive an assignment of Seller's rights to insurance proceeds with respect to any unrepaired damage (including any rental loss proceeds for periods after the Closing), loss or casualty in question, but subject to the rights of existing lienholders. Subject to such rights, Buyer shall be entitled to settle the loss with Seller's insurers. Seller shall retain all interest in and to the insurance proceeds that may be payable to Seller on account of damage repaired and completed by Seller before Closing, but Seller shall have no obligation of repair or replacement.

               7.2.3 MEMBERSHIP LIST/MEMBERSHIP AGREEMENTS. Buyer will have received from Seller true and correct copies of the form of Membership Agreements that are in the possession of Seller as of Closing.

               7.2.4 ACCOUNTS RECEIVABLE. Buyer will have received from Seller a true and correct summary of all accounts receivable as of the Closing Date, including a list of all Members and any outstanding invoices grouped by aging. Such accounts receivable summary shall be as of the date not more than 10 business days prior to the scheduled Closing Date. It shall be updated by Seller, and such update provided to Buyer, as soon as such update is available after the Closing Date but, in any event, no later than thirty (30) days after the Closing Date.

               7.2.5 PRESALES. Buyer will have received from Seller a copy of
Schedule 1.1.3 updated as of the date not more than 10 business days prior to the scheduled Closing Date. Schedule 1.1.3 shall be updated by Seller, and such update provided to Buyer, as soon as such update is available after the Closing Date, but in any event, no later than thirty (30) days after the Closing Date.

               7.2.6 OPINION LETTER. Buyer will have received from Seller's legal counsel an opinion letter addressed to Buyer confirming that (a) Seller is validly formed and in good standing, (b) Seller has been duly authorized to execute and deliver the Transaction Documents to which Seller is a party, and
(c) such other matters as are reasonably requested and set forth in the form of Opinion Letter provided Buyer.

               7.2.7 TITLE POLICY. Buyer shall have received from Seller an ALTA or extended coverage owner's title insurance policy, dated as of the Closing Date, issued by Title Company insuring Buyer's fee title in the Real Property subject only to Permitted Exceptions and containing such endorsements as Buyer shall reasonably require (collectively, the "TITLE POLICY") ; provided, however, that this condition shall be deemed satisfied by the Title Company's issuance of a CLTA owner's title insurance policy without any endorsements if the Title Company on the date otherwise scheduled for Closing is prepared to issue such a CLTA owner's policy without any endorsements but not, for whatever reason, such an ALTA owner's policy or any such endorsements. Liability coverage under the Title Policy shall be at least equal to $6,575,000.

               7.2.8 SELLER DELIVERY ITEMS. All Seller Delivery items shall have been deposited into the Escrow.

        7.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the Closing are subject, at the option of Seller, to the satisfaction or written waiver of the following conditions:

               7.3.1 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer in this Agreement contained must be true in all material respects at the Closing Date with the same effect as though made at the Closing Date (except where such representation and warranty is made as of a date specifically set forth therein); Buyer must have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date.

               7.3.2 OPINION LETTER. Seller will have received from Buyer's legal counsel an opinion letter addressed to Seller confirming that (a) Buyer is validly formed and in good standing, (b) Buyer has been duly authorized to execute and deliver the Transaction Documents to which Buyer is a party; and (c) such other matters as are reasonably requested and set forth in the form of Opinion Letter provided Seller.

               7.3.3 BUYER DELIVERY ITEMS. All Buyer Delivery Items shall have been deposited into the Escrow.

                                   ARTICLE 8.
                      TERMINATION OF OBLIGATIONS; SURVIVAL

        8.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the close of business on January 31, 2001, unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows:

               8.1.1 MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

               8.1.2 CONDITIONS TO BUYER'S PERFORMANCE NOT MET.

               (a) By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 or 7.2.

               (b) If any of such conditions have not been satisfied by the date otherwise scheduled for Closing, then Buyer's sole remedy shall either be (i) to terminate this Agreement by written notice to Seller and have Seller return the Deposit (without interest) and instruct Deposit Holder to release any other funds of Buyer in the Escrow to Buyer; provided that if the failure of such condition relates to a material breach by Seller in its representations, warranties or covenants set forth herein and if such breach is susceptible to cure, then Seller will have five business days in which to cure such breach after receipt of notice from Buyer of its intention to terminate this Agreement if such breach continues, or (ii) to consummate the Transaction, unless such condition is also for the benefit of Seller, in which event the consent of Seller, in Seller's sole discretion, shall also be required to so consummate the Transaction. In either such case, Buyer shall have no right to any additional damages or remedies; provided, however, that if Buyer shall be the prevailing party in any litigation brought by Buyer to recover the Deposit, then Buyer shall further be entitled to its reasonable attorneys' fees and costs, including costs of collection, enforcement and appeal.

               8.1.2  CONDITIONS TO SELLER'S PERFORMANCE NOT MET.

               (a) By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 or 7.3.

               (b) By Seller by written notice to Buyer if any of such conditions have not been satisfied by the date otherwise scheduled for Closing; provided that if the failure of such condition relates to a material breach by Buyer in its representations, warranties or covenants set forth herein and if such breach is susceptible to cure, then Buyer will have five business days in which to cure such breach after receipt of notice from Seller of its intention to terminate this Agreement if such breach continues. Alternatively, Seller, in its sole discretion and without limitation, may elect to consummate the Transaction on such basis, unless such condition is also for the benefit of Buyer, in which event the consent of Buyer, in Buyer's sole discretion, shall also be required to so consummate the Transaction.

        8.2    EFFECT OF TERMINATION OR CLOSING.

               8.2.1 Subject to the immediately following sentence, if this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another, except that (i) Seller shall be entitled to retain the Deposit as liquidated damages if permitted in accordance with Section 2.2, (ii) Buyer shall be entitled to the return of the Deposit, but without interest thereon, plus any costs of appeal, collection and enforcement incurred by Buyer to obtain the return of the Deposit, if Seller is not entitled to retain the Deposit as liquidated damages in accordance with Section 2.2, and (iii) the obligations of the parties contained in Sections 6.2, 9.2(b), and 10.8 will survive any such termination. A termination under Section 8.1 will relieve the parties of liability for a breach of, or for any misrepresentation under, this Agreement and will constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Notwithstanding the foregoing, however, if Seller shall have failed timely to deposit into the Escrow executed and, as applicable, notarized copies of all Transaction Documents to be delivered by Seller or if Seller shall otherwise have prevented the Escrow from closing, then Buyer shall be entitled to seek specific performance, in which event Seller shall waive the defense that there is an adequate remedy in money damages.

               8.2.2 If Buyer elects to close with knowledge of any such breach or misrepresentation by Seller, then Buyer thereafter may sue Seller for its actual (but not special, punitive or consequential) monetary damages directly and proximately caused by such a breach or misrepresentation if and to the extent permitted under Article 9.

                                   ARTICLE 9.
                                 INDEMNIFICATION

        9.1 OBLIGATIONS OF SELLER. Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses (including costs of appeal, enforcement and collection) as a result of, or based upon or in any way arising from (a) any breach of any representation, warranty or covenant of Seller made in this Agreement, (b) any Action that is commenced before or after the Closing Date and that arises out of the operation of the Las Vegas Club before the Closing Date, other than the Assumed Liabilities and any such Action that is otherwise covered by insurance, and (c) any failure by Seller to have complied with the "bulk sales" law of the State of Nevada regarding the Transaction; provided further that Seller shall have no obligation or liability for (i) any Action that may be brought by any Governmental Entity or the resolution of which shall require any change to the physical layout or construction of any of the Real Property or (ii) any Loss if and to the extent Buyer shall receive a proration credit for the same.

        9.2 OBLIGATIONS OF BUYER. Subject to Seller's obligations under Section 9.1, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, agents and permitted assigns from and against any and all Losses (including costs of appeal, enforcement and collection) as a result of, or based upon or in any way arising from (a) any breach of any representation, warranty or covenant of Buyer made in this Agreement, (b) the acts or omissions of Buyer, its employees, agents or representatives with respect to its or their due diligence activities regarding the Las Vegas Club or (c) arising out of any of the Assets, the Las Vegas Club or its operations, whether before or after the Closing Date. In addition, Seller shall immediately repair, to Buyer's reasonable satisfaction, any damage caused by Buyer, its employees, agents or representatives to the Las Vegas Club in connection with any such due diligence activities.

        9.3    PROCEDURE.

               9.3.1 NOTICE. Any party seeking indemnification for any Loss will give notice to the Indemnifying Party.

               9.3.2 DEFENSE. If a claim by a third party is made against any party entitled to indemnification under this Agreement, such Indemnified Party shall promptly (i.e., within five (5) business days of the Indemnified Party having actual knowledge of such claim) notify the indemnifying party of such claim. The indemnifying party shall have ten (10) business days after receipt of the above-referenced notice to undertake, through counsel of its choosing (subject to the reasonable consent of the Indemnified Party) and at the expense of the indemnifying party, the settlement or defense thereof; provided, however, that any such settlement shall be subject to the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If approval of the monetary terms of any such proposed settlement is not given, then the Indemnifying Party's maximum monetary obligation for any future settlement or judgment shall be the amount of the settlement that was not so approved. If the indemnifying party does not notify the Indemnified Party within ten (10) business days after receipt of the Indemnified Party's notice of a claim of indemnity hereunder that the indemnifying party elects to undertake the defense thereof, or the indemnifying party ceases to reasonably contest such claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim at the expense of the indemnifying party and subject to the written consent of the indemnifying party, which shall not be unreasonably withheld, conditioned or delayed. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense. Nothing contained in this Section 9.3.2 shall be construed as a limitation on the right of any party to indemnification under this Agreement.

               9.3.3 ADJUSTMENTS FOR INSURANCE PROCEEDS. The amount of any Loss entitling a party to indemnification under this Article 9 will be reduced by the amount of any insurance proceeds recovered by the Indemnified Party for such Loss, net of all costs and expenses incurred in collecting such insurance proceeds (including reasonable attorneys' fees). Nothing in this Section 9.3 will be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

        9.4 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained herein, but subject to Section 8.2, the Indemnifying Party will not be liable to indemnify any Person pursuant to Sections 9.1 or 9.2, as applicable, until the total amount of all Indemnifiable Claims, in the aggregate, pursuant to Sections 9.1 and 9.2 exceeds $250,000 and then only for such excess, except for Indemnifiable Claims relating to breach of covenants in Sections 6.2 and 6.8; and provided further, that the Indemnifying Party will not be liable to indemnify any Person pursuant to Section 9.1(a) or 9.2(a) for claims made more than 12 months after the Closing Date.

        9.5 NOTICE OF CLAIMS. Seller and Buyer agree to notify the other party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article 9 promptly upon discovery or receipt of notice (other than from the Indemnified Party), whether before or after Closing.

                                   ARTICLE 10.
                                     GENERAL

        10.1 SURVIVAL. The representations and warranties in this Agreement will survive for 12 months after the Closing, except for Buyer's representations and warranties set forth in Section 4.5 to which no such time limit to their survival shall apply.

        10.2 BINDING EFFECT; PARTIES IN INTEREST. This Agreement is binding on and benefits only the parties and their respective permitted successors and assigns; it being agreed that Buyer may not assign its rights and obligations in and to this Agreement except to a single asset limited liability company of which Buyer shall be the managing member and hold a majority of the interest in profits, losses and distributions. Nothing in this Agreement gives any rights or remedies to any Person other than the parties and their respective permitted successors and assigns, nor does anything in this Agreement relieve or discharge any obligation or liability of any third Person to any party. No provision of this Agreement gives any third person any right of subrogation or action over or against any party to this Agreement.

        10.3 COMPLETE AGREEMENT. This Agreement is the complete and exclusive statement of agreement of the parties as to matters covered by it. It replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Agreement is binding on the parties.

        10.4 AMENDMENTS; WAIVERS. Any amendment to this Agreement requires the approval of all parties. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

               10.4.1 CERTAIN RULES OF CONSTRUCTION. AMBIGUITIES. Any ambiguities will be resolved without reference to which party drafted this Agreement. The parties waive any statute or rule of law to the contrary.

               10.4.2 INTERPRETATION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) "or" is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular;
(d) "amended," with reference to a law, statute, rule or regulation, is deemed to be followed by "from time to time"; (e) "herein," hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, paragraph, clause, or other subdivision; (f) all references to "Section" or Exhibit, refer to the particular Section in or Exhibit attached to this Agreement; (g) "desirable" includes "necessary," "convenient" and "incidental"; and (h) "including" and "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by", but not limited to," and ", but is not limited to," respectively.

               10.4.3 NO ORAL INFORMATION. No oral explanation of oral information relating to this Agreement offered by either party can alter the meaning or interpretation of this Agreement.

               10.4.4 UNENFORCEABILITY OF PROVISIONS. If any provision of this Agreement, or any portion thereof, is held to be invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect.

               10.4.5 TIME OF ESSENCE. Time is of the essence in this Agreement.

        10.5 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement is to be construed and enforced in accordance with the internal laws of the State of California applicable to contracts made and to be performed entirely in the State of California. The parties consent to the exclusive jurisdiction of all federal and state courts located in Los Angeles County, California and hereby waive any objection to such exclusive jurisdiction, including any based on the doctrine of forum non conveniens or any similar doctrine.

        10.6 FEES AND COSTS; DAMAGES. If any Action is brought to enforce or interpret this Agreement or matters relating to it, the prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in such Action, and any subsequent appeal, collection or enforcement, in addition to any other relief to which the prevailing party is entitled. In no event shall any party hereto be entitled to consequential, special or punitive damages.

        10.7 NOTICES. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person; (b) by registered, express, certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery and a copy delivered concurrently by other approved means. Notices are deemed delivered when actually delivered to the address for notices. Notices shall be delivered to the addresses listed on the signature page of this Agreement. In addition, a copy of any notice to Seller shall also be sent to Resch Polster Alpert & Berger LLP, 10390 Santa Monica Blvd., Fourth Floor, Los Angeles, California 90025-5058 (Fax: (310) 552-3209), attention: Real Estate Notices (RMR), and a copy of any notice to Buyer shall also be sent to McQuaid, Metzler, Bedford & Van Zandt, , 221 Main Street, 16th Floor, San Francisco, California 94105(fax: (415) 905-0202), attention: J. Dennis McQuaid, Esq. Any party can furnish, from time to time, other addresses for notices to it.

        10.8 SPECIFIC PERFORMANCE. It might be impossible to measure in money the damage to a party if another party breaches Section 6.2 or 6.8 of this Agreement. If any such failure occurs, the party damaged might not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or other appropriate interim relief, and the enforcement of other equitable remedies, against it to compel performance of Sections 6.2 and 6.8 of this Agreement.

        10.9 COUNTERPARTS; FACSIMILE EXECUTION. The Transaction Documents may be signed in several counterparts. Each of them is an original and all of them together constitute one agreement. Excluding the Deed, the Transaction Documents and the opinion letters may be signed by facsimile, and a facsimile signature shall be equally as binding as an original ink signature; provided, however, that original signatures on each such document shall be provided to the other party within 5 business days from and after the Closing Date.

        10.10 HEADINGS; EXHIBITS. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation. All exhibits, schedules and appendices attached to this Agreement are incorporated herein.

        10.11 BROKERS. Buyer and Seller each represent and warrant to the other that it has not dealt with any broker or finder in connection with the proposed Transaction.

                                   ARTICLE 11.
                                   DEFINITIONS

        As used in this Agreement and the Exhibits and Schedules to this Agreement, the following definitions apply:

        "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

        "AFFILIATE" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

        "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

        "ASSOCIATE" of a Person means (a) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

               (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

               (c) any relative or spouse of such person or any relative of such spouse.

        "BILL OF SALE" means a bill of sale in the form of Exhibit E.

        "CLOSING" means the consummation of the Transaction.

        "CLOSING DATE" means the date of the Closing.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMERICA CONSENT" means the Consent to the Transaction of Comerica Bank
- California.

        "CONTRACT" means any written contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, covenant not to compete, or other legally binding commitment or instrument (other than Membership Agreements).

        "CONTRACT ASSIGNMENT" means an assignment of contracts in the form of Exhibit C.

        "DEED" means a grant deed or special warranty deed, as applicable, for the Real Property from Seller to Buyer.

        "DEPOSIT HOLDER" means Commonwealth Land Title Company, 888 West 6th Street, 4th Floor, Los Angeles, California 90017, attention: Eva Horton, fax:
(213) 627-8722, phone (213) 627-7070, x 124.

        "DISCLOSURE SCHEDULE" means a disclosure schedule delivered by one party to the other party and attached to this Agreement.

        "EFT" means electronic funds transfers from Members.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

        "ESCROW" means escrow number 21787EH at Deposit Holder.

        "GOVERNMENTAL ENTITY" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

        "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder; and "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

        "KNOWLEDGE" (whether or not capitalized) means, with respect to Seller, the actual knowledge of any of David Michael Talla, Phil Swain, Mark Spino, or Timothy O'Brien, with no duty of investigation and with respect to Buyer, the actual knowledge of any of Patrick O'Brien, Scott Pickert or Laurie Smith , with no duty of investigation.

        "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

        "LEASE ASSIGNMENT" means an assignment of leases in the form attached as Exhibit D.

        "LIEN" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, burden, option, lien, right of first refusal, charge or other restrictions or limitations; provided, however, that the Permitted Exceptions shall not be considered Liens.

        "LOSS" means any action, claim, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, and excluding special, punitive or consequential damages.

        "MATERIAL CONTRACT" means any Contract affecting the Las Vegas Club to which Seller is a party or to which Seller or the Assets is subject or by which Seller or the Assets is bound that: (a) obligates Seller to pay an amount of $20,000 or more in any one year; (b) has an unexpired term as of the Closing Date in excess of one year and is not terminable on 30 days notice or less; (c) the Las Vegas Club is substantially dependent upon or is otherwise material to such club; (d) provides for an extension of credit other than credit agreements with banks having normal credit terms; (e) limits or restricts Seller to compete or operate the Las Vegas Club in any manner or place; (f) provides for a guaranty or indemnity by Seller; (g) grants a power of attorney, agency or similar authority to another Person; (h) grants a right to, or obligation of, any Affiliate, officer or director or any Associate of Seller; (i) requires Seller to buy or sell goods or services that will result in material Losses or costs and expenses materially in excess of expected receipts; or (j) was not made in the ordinary course of business.

        "MEMBER" means any Person who as of the Closing Date is a member of the Las Vegas Club under the terms of a valid Membership Agreement executed at the Las Vegas Club.

        "MEMBERSHIP AGREEMENT" means any written agreement entered into at the Las Vegas Club between a Member and Seller or the predecessor to Seller, pursuant to which such Member is entitled to use of the facilities and services at the Las Vegas Club. A full copy of every version of the Membership Agreement used by Seller or its affiliates at the Las Vegas Club from the date of its acquisition until the present is attached hereto as Exhibit G-1 through G-__.

        "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

        "PERMIT" means any license, permit (including conditional use permit and health permit), franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

        "PERMITTED EXCEPTIONS" means (i) the lien of any real estate taxes or assessments not yet due and payable, (ii) any exceptions to title to the Real Property set forth in the PTR (except for items 14, 16 and 18 of Schedule B -
Section 2 of the PTR, which are not Permitted

Exceptions), (iii) any matter that is of public record, (iv) the Membership Agreements, (v) the Assumed Contracts, (vi) the Real Estate Leases, and (vii) any matter that a survey or physical inspection of the Real Property would reveal.

        "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

        "PTR" means that certain Commitment for Title Insurance, dated December 28, 2001, issued by Title Company under its title order number 01010514RM with respect to the Real Property, a copy of which Buyer acknowledges having received.

        "REPORT" means the current CheckFree Corporation Draft Register report as of the date of this Agreement and summary of supporting detail for the Las Vegas Club.

        "TAX" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

        "TAX RETURN" means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes.

        "TITLE COMPANY" means Lawyer's Title of Nevada, 1210 South Valley View, Las Vegas, Nevada, 89102, attention: Randy Martorano, fax: (702) 369-6662; phone: (702) 385-4141. The title coordinator is Valerie Currie, Land America Financial Group, Inc., 888 W. Sixth Street, 4th Floor, Los Angeles, CA 90017, fax: (213) 627-8722, phone: (213) 627-7070, x102 re NCS No. 01-2639VC.

        "TRANSACTION" means the transaction contemplated by the Transaction Documents.

        "TRANSACTION COSTS" means all fees, costs and expenses (including all legal, auditing, accounting, financing and investment banking expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any party hereto in connection with (a) the negotiation, preparation and review of any letter of intent or similar document relating to the Transaction, (b) the investigation and review conducted by Buyer or its representatives with respect to the Las Vegas Club and the Transaction, (c) the negotiation, preparation and review of the Transaction Documents and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transaction, (d) the preparation and submission of any filing or notice required to be made or given in connection with the Transaction, and the obtaining of any Consent required to be obtained in connection with the Transaction, and (e) the consummation and performance of the Transaction.

        "TRUSTEE'S CONSENT" means the Consent to the Transaction of U.S. Bank Trust National Association, as trustee, under that certain indenture, dated as of April 1, 1999, between Seller, as issuer, the Subsidiary Guarantors (as defined therein) and Trustee.

        "TRANSACTION DOCUMENTS" means this Agreement, the Deed, the Contract Assignment, the Lease Assignment and the Bill of Sale.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officers as of the date on the first page.


                                     LSI-NEVADA, LLC


                                     By /s/ Patrick J. O'Brien
                                       -----------------------------------------
                                     Name  Patrick J. O'Brien
                                          --------------------------------------
                                     Title CFO, Secretary
                                           -------------------------------------

                                     Address for Buyer:

                                     7077 Koll Center Parkway, Suite 110

                                     SCC NEVADA, INC.


                                     By       /s/ Rex A. Licklider
                                       -----------------------------------------
                                     Name Rex A. Licklider
                                          --------------------------------------
                                     Title   Co-CEO
                                          --------------------------------------

                                     Address for Seller:

                                     11100 Santa Monica Boulevard, Suite 300
                                     Los Angeles, CA 90025
                                     Fax: (310) 479-4350 and (310) 479-8879
                                     ATTENTION: CO-CHIEF EXECUTIVE OFFICERS AND
                                                REAL ESTATE NOTICES